Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the consolidated financial statements of American Enterprise Life Assurance Company and to the use of our report dated March 19, 2004 with respect to the financial statements of American Enterprise Life Variable Annuity Account included in this Post-Effective Amendment No. 19 to the Registration Statement (Form N-4, No. 333-92297) for the registration of the American Express InnovationsSM Select Variable Annuity offered by American Enterprise Life Assurance Company.


/s/ Ernst & Young LLP
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    Ernst & Young LLP
    Minneapolis, Minnesota
    September 10, 2004